Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and effective as of July 1, 2024 (the “Effective Date”), by and between Karin L. Bell, an Illinois resident (“Employee”), Camping World Holdings, Inc., a Delaware corporation (“Camping World”) and CWGS Enterprises, LLC, a Delaware limited liability company (the “Partnership” and, together with Camping World and any of the Affiliates of Camping World and the Partnership as may employ the Employee from time to time, and any successor(s) thereto, the “Company”).

RECITALS

WHEREAS, the Employee is currently employed by the Company as its Chief Financial Officer pursuant to the terms of that certain Employment Agreement by and between Employee and the Company, dated as of July 1, 2020, as amended as of June 1, 2022 and July 13, 2023 (the “Prior Agreement”);

WHEREAS, the Company desires to continue to employ Employee as Senior Advisor pursuant to the terms set forth in this Agreement, and Employee desires to be employed by Company pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Company and Employee desire to amend and restate the Prior Agreement, effective as of the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Employment. The Company agrees to employ Employee as Senior Advisor on the terms and conditions set forth in this Agreement and Employee accepts such employment and agrees to perform the services and duties for the Company as herein provided for the period and upon the other terms and conditions set forth in this Agreement. Employee shall be subject to the direction of the Company’s Chairman, Vice Chairman, Chief Executive Officer, and Board of Directors.

2.Term. Subject to termination of Employee’s employment pursuant to Section 7 below, the initial term of Employee’s employment hereunder shall be for a period commencing as of the Effective Date and ending upon that date which Camping World files its Annual Report on Form 10-K for the year ended December 31, 2024 (the “Term”).

3.Position and Duties.

3.01Title. During the Term, Employee agrees to serve as the Company’s Senior Advisor and undertake such additional duties as may be directed by the Board of Directors or Chief Executive Officer.

3.02Duties. (a) During the Term, Employee agrees to serve the Company and Employee will faithfully and to the best of her ability discharge her duties and will devote her full time during business hours for the Company and to the business and affairs of the Company, its direct and indirect subsidiaries and certain Affiliates (as defined below) of the Company. Employee hereby confirms that during the term of this Agreement, she will not render or perform services for any other corporation, firm, entity or person, except as set forth below. In addition, Employee understands that the Company’s Board of Directors or Chief Executive Officer may, from time to time, direct that Employee assist and provide services to one or more other entities directly or indirectly owned or controlled by, or under common ownership or control with, the Company (“Affiliates”). Employee recognizes that she will be required to travel to perform certain of her duties.

(b)Notwithstanding the foregoing, Employee shall be permitted to (i) serve as a member of the board of directors for one unrelated entity so long as such participation does not, in the judgment of the Company’s Board of Directors, interfere with the performance of or create a potential conflict with Employee’s duties hereunder and (ii) participate in, and be involved with, such community, educational, charitable, professional, and religious organizations so long as such participation does not, in the judgment of the Company’s Board of Directors, interfere with the performance of or create a potential conflict with Employee’s duties hereunder.

4.Compensation.

4.01Base Salary. During the term of this Agreement, the Company shall pay to Employee a base annual salary of Four Hundred Thousand and No/100 Dollars ($400,000.00) (“Base Salary”), which salary shall be paid in accordance with the Company’s normal payroll procedures and policies.

4.02Bonuses.

(a)Employee will receive an amount equal to her prorated annual performance-based bonus established for 2024 in accordance with the Prior Agreement, which for purposes hereof shall be equal to Employee’s target annual bonus of $800,000, multiplied by a fraction, (i) the numerator of which shall be 182, and (ii) the denominator of which shall be three hundred sixty-five (365), which payment shall be made within 10 days following the Effective Date.

(b)Employee will receive a bonus of One Hundred Thousand and No/100 Dollars ($100,000.00) within ten days of Camping World filing its Annual Report on Form 10-K for the year ended December 31, 2024, subject to Employee’s continued employment with the Company through the date of such filing.

4.03Benefits. Employee may participate in all employee benefit plans or programs of Company consistent with such plans and programs of the Company. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

4.04Expenses; Contributions. Company agrees to reimburse all reasonable business expenses incurred by Employee consistent with the Company’s policies regarding reimbursement in the performance of Employee’s duties under this Agreement.

4.05Vehicle. During the Term, Employee shall continue to use the Company owned vehicle selected and provided by the Company after consultation with Employee suitable for Employee’s position for her business and personal use, as determined by the Company. The Company shall pay the property taxes, insurance and any license fees or tags for such vehicles.

4.06Vacation and Sick leave. The Employee shall be entitled to vacation during each year of employment consistent with other senior advisors of the Company. Such vacation shall be taken at such times as the Chief Executive Officer of the Company shall agree. The Employee shall be entitled to sick leave and holidays in accordance with the policy of the Company as to its employees.

4.07Indemnification and Additional Insurance. The Company shall indemnify Employee with respect to matters relating to Employee’s services as a senior advisor of the Company, or any of its Affiliates, occurring during the course and scope of Employee’s employment with the Company to the extent and pursuant to the provisions in Delaware law. The foregoing indemnity is contractual and will survive any adverse amendment to or repeal of this Agreement. The Company will also cover Employee under a policy of officers’ and directors’ liability insurance providing coverage that is comparable to that provided now or hereafter to other senior executives of the Company. The provisions of this Section will survive the termination of this Agreement for any reason.

4.08Equity Based Compensation. During the Term, Employee will be eligible to receive equity awards under the Camping World Holdings, Inc. 2016 Incentive Award Plan (the “Plan”) from time to time as may be approved by the Compensation Committee of the Board of Directors in its discretion, subject to the terms of the Plan and an applicable award agreement.

5.Confidential Information and Proprietary Information.

5.01Confidential Information. During the Term and at all times thereafter, Employee shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company or any of its Affiliates) any confidential or secret knowledge or information of the Company or any of its Affiliates which Employee has acquired or become acquainted with prior to the termination of the period of her employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by herself or by others, including, without limitation, any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of the Affiliates, any customer or supplier lists of the Company or any of the Affiliates, any confidential or secret development or research work of the Company or any of the Affiliates, or any other confidential information or secret aspect of the business of the Company or any of the Affiliates (collectively, “Confidential Information”). Employee acknowledges that (a) the Company and its Affiliates have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization, (b) Employee is and shall become familiar with the Company’s and its Affiliate’s Confidential Information, including trade secrets, and that Employee’s services are of special, unique and extraordinary value to the Company and its Affiliates, (c) the above-described knowledge or information constitutes a unique and valuable asset of the Company and its Affiliates and the Company and its Affiliates have a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill and (d) any disclosure or other use of such knowledge or information other than for the sole benefit of the Company and any of the Affiliates would be wrongful and would cause irreparable harm to the Company and any of the Affiliates. However, the foregoing shall not apply to any knowledge or information which is now published, or which subsequently becomes generally publicly known in the form in which it was obtained from the Company or any of the Affiliates, other than as a direct or indirect result of the breach of this Agreement by Employee.

5.02Proprietary Information. (a) Employee agrees that the results and proceeds of Employee’s services for the Company or its Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Employee, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company or any of its Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Employee whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its Affiliates) under the immediately preceding sentence, then Employee hereby irrevocably assigns and agrees to assign any and all of Employee’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company or any of its Affiliates), and the Company or its Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such Affiliates without any further payment to Employee whatsoever. As to any Invention that Employee is required to assign, Employee shall promptly and fully disclose to the Company all information known to Employee concerning such Invention.

(b)Employee agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Employee shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Employee has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Employee unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 5.02 is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary

Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Employee’s employer. Employee further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Employee shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Employee shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Employee’s employment with the Company.

(c)Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

6.Non-competition and Non-solicitation Covenants and Adversarial Restrictions.

6.01Non-competition. Employee agrees that, during the Term and for twelve months after the termination of Employee’s employment for any reason (the “Non-Compete Period”), other than by virtue of a breach by Company under Section 7.01(f) below, Employee shall not, directly or indirectly, (a) engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) in any geographic location in which the Company, its subsidiaries or Affiliates engage in, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that compete directly or indirectly with the Company or any of its subsidiaries or Affiliates (“Competitive Activities”), it being understood that Competitive Activities as of the date hereof include, without limitation, the publication, campground, online marketplace, and membership businesses of the Company or any subsidiary of Affiliate of the Company; the sale, rental, repair or service of recreational vehicles or parts and accessories for recreational vehicles or the sale of any ancillary products that are sold in connection with the sale of recreational vehicles, including but not limited to credit life insurance, roadside assistance programs and mechanical breakdown and extended service contracts, in the recreational vehicle, camping and outdoor living markets; the business of developing, marketing, providing and implementing products and services (including insurance, financing, warranties and road-side assistance) to owners of recreational vehicles, automobiles, and motorcycles; and the business of publishing digital and print media, including magazines, periodicals, books, and blogs and online communities directed to owners of recreational vehicles; or (B) assist any person in any way to do, or attempt to do, anything prohibited by this Section 6. Employee acknowledges (i) that the business of the Company and its Affiliates is national in scope and without geographical limitation within the United States and (ii) notwithstanding the jurisdiction of formation or principal office of the Company and its Affiliates, or the location of any of their respective executives or employees (including, without limitation, Employee), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within their respective industries throughout the United States.

6.02Indirect Competition. Employee further agrees that, during the Term and the Non-Compete Period, she will not, directly or indirectly, assist or encourage any other person in carrying out, direct or indirectly, any activity that would be prohibited by the above provisions of this Section 6 if such activity were carried out by Employee, either directly or indirectly; and in particular Employee agrees that she will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

6.03Non-solicitation. Employee further agrees that, during the Term and for a period of one year after the termination of her employment (the “Non-Solicitation Period”), she will not, directly or indirectly, assist or encourage any other person in seeking to employ or hire any employee, consultant, advisor or agent of the Company or any of its Affiliates or encouraging any such employee, consultant, advisor or agent to discontinue employment with the Company or any of its Affiliates.

6.04Adversarial Restrictions. During the Term and at any time thereafter, Employee shall not voluntarily aid, assist, or cooperate with any actual or potential claimants or plaintiffs or their attorneys or agents in any claims or lawsuits proposed to be asserted, pending or commenced on the date hereof or in the future against the Company or any of the Affiliates; provided, however, that nothing in this Section 6.05 will be construed to prevent Employee from testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena in any litigation or proceeding involving the Company or any Affiliate.

6.05Tolling of Periods and Enforceability. The Non-Compete Period and Non-Solicitation Period shall be tolled during (and shall be deemed automatically extended by) any period in which Employee is in violation of the provisions of this Section 6. If a final and non-appealable judicial determination is made that any of the provisions of this Section 6 constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this Section 6 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, and without limiting the generality of Section 6, notwithstanding the fact that any provision of this Section 6 is determined to not be enforceable through specific performance, the Company will nevertheless be entitled to recover monetary damages as a result of Employee’s breach of such provision.

6.06Acknowledgement. Employee acknowledges that Employee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its subsidiaries and Affiliates now existing or to be developed in the future. Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Employee further acknowledges that although Employee’s compliance with the covenants contained in Sections 5 and 6 may prevent Employee from earning a livelihood in a business similar to the business of the Company, Employee’s experience and capabilities are such that Employee has other opportunities to earn a livelihood and adequate means of support for Employee and Employee’s dependents.

7.Termination.

7.01Grounds for Termination. Employee’s employment with the Company shall terminate under any of the circumstances set forth below.

(a)If Employee shall die or become disabled (as defined in Section 7.03 below);

(b)By mutual agreement of the Company and Employee;

(c)By Employee for any reason upon notice to the Company;

(d)By the Company for cause (as defined in Section 7.02 below);

(e)By the Company without cause; provided that in such event and in exchange for a full release of claims from the Employee, the Company will pay Employee the amounts provided under Section 7.05 below;

(f)By Employee in the event of a material default of this Agreement by the Company, which default remains uncured for ten (10) days following written notice thereof.

Notwithstanding any termination of this Agreement and Employee’s employment by the Company, Employee, in consideration of her employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment including without limitation the provisions of Sections 5, 6 and 8 hereof.

7.02For Cause Defined. Termination of Employee’s employment by the Company for any of the following reasons shall be deemed termination for cause:

(a)Employee shall have breached this Agreement in any material respect, which breach in the case of this clause is not cured by, or is not capable of being cured, within ten (10) days after written notice of such breach is delivered to Employee; or

(b)Employee has engaged in misconduct (including violation of the Company’s policies) that is materially injurious to the Company as reasonably determined by the Company’s Board of Directors; or

(c)Employee has been convicted of (i) any felony or (ii) any misdemeanor involving a crime of moral turpitude, theft or fraud; or

(d)Employee uses illegal substances; or

(e)Employee knowingly falsifies or causes to be falsified, in any material respect, the financial records and financial statements of the Company.

7.03“Disability” Defined. The Company may determine that Employee is disabled if she shall fail, because of illness or incapacity, to render services of the character contemplated by this Agreement for a period of three (3) consecutive months.

7.04Surrender of Records and Property. Upon termination of her employment with the Company for any reason, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or any of its Affiliates or which relate in any way to the business, products, practices or techniques of the Company or any of its Affiliates, and all other property, trade secrets and confidential information of the Company or any of its Affiliates, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company or any of its Affiliates, which in any of these cases are in her possession or under her control.

7.05Payments Upon Termination. If this Agreement is terminated for any reason set forth in Section 7, then Employee shall be entitled to receive (a) her Base Salary for the applicable calendar year through the date of the termination, and (b) reimbursement of any business expenses incurred in the ordinary course of business through the date of termination that have not yet been reimbursed pursuant to Section 4.04. If Employee’s employment is terminated pursuant to Section 7.01(e) or (f) and provided that Employee shall have executed and delivered to the Company the Company’s standard form of release of claims and any period for rescission of such release shall have expired without Employee having rescinding such release, in addition to the foregoing, Employee shall be entitled to receive: (a) payment by the Company for COBRA benefits for a period of eighteen (18) months following termination for Employee and any dependents covered immediately prior to termination and (b) the Severance Amount (as defined below), which Severance Amount shall be paid over a twelve (12) month period at the same times and in the same manner as base annual salary had been paid to Employee prior to the termination of her employment hereunder. As used herein, the “Severance Amount” shall be equal to the sum of Base Salary for one year.

7.06Expiration. Provided that this Agreement has not been terminated prior to the last day of the Term (the “Term Expiration Date”), (i) any outstanding unvested restricted stock units held by Employee will accelerate and vest as of such date and (ii) Employee shall be entitled to receive Company-paid COBRA benefits for a period of eighteen (18) months following the Term Expiration Date for Employee and any dependents covered immediately prior to the Term Expiration Date.

8.Miscellaneous.

8.01Governing Law: Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the state of Delaware.

8.02Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter (including, without limitation, the Prior Agreement), and the parties hereto have made no agreement, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

8.03Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

8.04Amendments. No amendments or modifications of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

8.05No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by an estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived

8.06Section 409A. (a) For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Employee in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes or penalties. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Employee or any other individual to the Company or any of its affiliates, employees or agents.

(b)Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) Employee is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Employee prior to the date that is six (6) months after the date of Employee’s separation from service or, if earlier, Employee’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment,” “termination,” or words and phrases of similar import, shall be deemed to refer to Employee’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(d)Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-l(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Employee’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(e)Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of the Employee’s termination of employment with the Company are subject to the Employee’s execution and delivery and non-revocation of the Release, (i) no such payments shall be made on or prior to the sixtieth (60th) day immediately following the Termination Date (the “Release Expiration Date”), (ii) the Company shall deliver the Release to the Employee within seven (7) days immediately following the Termination Date, (iii) if, as of the Release Expiration Date, the Employee has failed to execute the Release or has timely revoked her acceptance of the Release thereafter, the Employee shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iv) any such payments that are delayed pursuant to this Section 8.06 shall be paid in a lump sum on the first payroll date following the Release Expiration Date. For purposes of this Section 8.06, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Employee, or, in the event that the Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment act of 1967), the date that is forty-five (45) days following such delivery date.

8.07280G Parachute Payments. (a) Notwithstanding any other provision in this Agreement to the contrary, in the event that any payment or benefit received or to be received by you (including any payment or benefit received in connection with a Change in Control (as defined in the Camping World 2016 Incentive Award Plan, as amended from time to time) or the termination of your employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors or consultants of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

8.08Compensation Recovery Policy. The Employee acknowledges and agrees that, to the extent the Company adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, she shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

8.09Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

8.10Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 8.

8.11Injunctive Relief. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 5 and 6. Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

8.12Attorneys’ Fees and Costs. The Company and Employee agree that in the event any litigation arises out of this Agreement between Company and Employee, the prevailing party in such litigation shall be entitled to recover its attorney’s fees and costs brought relating to such litigation.

8.13No Mitigation Obligation. All amounts paid to Employee under this Agreement following Employee’s termination of employment and this Agreement are acknowledged by the Company and Employee to be reasonable and to be liquidated damages, and Employee will not be required to reduce the amount of such payments by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever (including from other employment) create any mitigation, offset, reduction or any other obligation on the part of Employee under this Agreement.

8.14Notices. Any notice, payment, demand or communication required or permitted to be given by the provisions of this Agreement shall be deemed to have been effectively given and received on the date personally delivered to the respective party to whom it is directed, or five (5) days after the date when deposited by registered or certified mail, with postage and charges prepaid and addressed to such party at its address below its signature. Any party may change its address by delivering a written change of address to all of the other parties in the manner set forth in this Section 8.14.

8.15Notice of Immunity. Notwithstanding any provision of this Agreement to the contrary, (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if

Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8.16Administration. In the event Employee shall disagree with the amount of EBITDA, as determined by the Company (written notice of which shall be given by the Employee within thirty (30) days of the receipt of such determination by the Company), EBITDA shall be determined by the independent certified public accountants of the Company or, if the Company has not then engaged a firm of independent certified public accountants, any nationally recognized firm of public accountants selected by the Company (the “Independent Accountant”). The Independent Accountant shall determine the EBITDA within thirty (30) days after its appointment and shall be instructed to deliver to the Company and Employee a written report of its determination of the amount of EBITDA. The cost of the accounting services performed by the Independent Accountant shall be borne by the Company (but the cost thereof shall be considered a liability of the Company) unless the amount of the EBITDA as determined by the Independent Accountant is the same as the amount determined by the Company, in which event the entire cost of the services of the Independent Accountant shall be borne by the Employee.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

CAMPING WORLD HOLDINGS, INC.

By:	/s/ Marcus Lemonis
Marcus Lemonis
Chairman and Chief Executive Officer

CWGS ENTERPRISES, LLC

By:	/s/ Marcus Lemonis
Marcus Lemonis
Chairman and Chief Executive Officer

EMPLOYEE

By:	/s/ Karin L. Bell
Karin L. Bell
Address: